Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS APPOINTS DAVID R. HOFFMANN TO BOARD OF DIRECTORS

REDWOOD CITY, CA – April 4, 2007 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced that the Company has appointed David R. Hoffmann to its board of directors. Mr. Hoffmann will fill the seat held by Patrick Enright, a board member since 2003, who has resigned. Mr. Hoffmann, an independent board member, will serve as chair of the Audit Committee and as a member of the Nominating and Governance Committee.

“We welcome David Hoffmann, who brings invaluable strategic and financial management experience to our Board,” said Barry Selick, Threshold’s chief executive officer. “At the same time, we want to extend tremendous gratitude to Patrick Enright, for the wealth of experience, counsel, and support that he has provided to the company over the past three years.”

Mr. Hoffmann has been a board member of DURECT Corporation since 2002 when he retired from ALZA Corporation. Mr. Hoffmann has over 30 years of experience in the finance and accounting fields and has held numerous management and senior executive management positions at ALZA, including the position of Vice President and Treasurer. He has also served as a member of the Board of Directors of several ALZA subsidiaries including ALZA Development Company, ALZA Ireland Holdings Ltd., Therapeutic Discovery Corporation and Crescendo Pharmaceutical Corporation. Mr. Hoffmann holds a B.S. in Business Administration from the University of Colorado.

Patrick Enright has served as a member of the Threshold Board of Directors since 2003. He is a founder and Managing Director of Longitude Capital. Mr. Enright’s career in biotechnology has spanned more than 20 years. Mr. Enright was a Managing Director of Pequot Ventures where he co-led the life sciences investment practice. Prior to Pequot, he was an investor with the Delta Opportunity Fund and PaineWebber Development Corporation. Mr. Enright also has significant life sciences operations experience. He was CFO and Senior Vice President Business Development of Valentis, Inc. and Senior Vice President Finance and Business Development of Boehringer Mannheim Pharmaceuticals (now Hoffmann-La Roche).

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

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